EXHIBIT 16.1

RBSM  LLP

Mclean, Virginia

September 18, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Innocap, Inc. (the “Company”) Form 8-K dated August 2, 2015, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM, LLP